Exhibit 12

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Fiscal Year
	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes (1)	$3,441	$9,103	$6,316	$5,517	$5,070
Add: Fixed charges, net	57,519	41,069	23,757	14,133	11,976

Income before income taxes and fixed charges, net	$60,960	$50,172	$30,073	$19,650	$17,046

Fixed Charges:
Total interest expense	$57,302	$40,897	$23,552	$13,977	$11,826
Interest factor in rents	217	172	205	156	150
Dividends on preferred securities subject to mandatory redemption	—	—	—	45	154

Total fixed charges	$57,519	$41,069	$23,757	$14,178	$12,130

Ratio of earnings to fixed charges	1.1	1.2	1.3	1.4	1.4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings:
Income before income taxes (1)	$3,441	$9,103	$6,316	$5,517	$5,070
Add: Fixed charges, net	57,519	41,069	23,757	14,133	11,976

Income before income taxes and fixed charges, net	$60,960	$50,172	$30,073	$19,650	$17,046

Fixed Charges:
Total interest expense	$57,302	$40,897	$23,552	$13,977	$11,826
Interest factor in rents	217	172	205	156	150
Dividends on preferred securities subject to mandatory redemption	—	—	—	45	154
Preferred stock dividends	90	27	—	—	—

Total fixed charges and preferred stock dividends	$57,609	$41,096	$23,757	$14,178	$12,130

Ratio of earnings to fixed charges and preferred stock dividends	1.1	1.2	1.3	1.4	1.4

(1)	Income before income taxes does not include losses from unconsolidated investees, dividends on preferred securities subject to mandatory redemption, gain/(loss) on discontinued operations, cumulative effect of accounting change (net).

“Fixed charges” consist of interest cost, including interest on deposit, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor.

The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.